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                                                                     EXHIBIT 3.1


                             SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of the 12th day of February, 1997 (the "Effective Date") by and between INTERNET LIQUIDATORS INTERNATIONAL INC., a corporation having a principal place of business at 5915 Airport Rd., Suite 330, Mississauga, Ontario L4V 1T1 ("Issuer"), and TORONTO STAR NEWSPAPERS LIMITED, a corporation having a principal place of business at 1 Yonge Street, Toronto, Ontario, M5E 1E6 ("Subscriber" or "Torstar").

BACKGROUND

1. As more particularly described herein, Subscriber wishes to acquire, and Issuer wishes to provide, an interest in Issuer by Subscriber subscribing for previously unissued common shares in the capital of Issuer and by obtaining a warrant to acquire further common shares of Issuer. Issuer is a public company.

2. In conjunction with the subscription, the Subscriber and Issuer will enter into certain agreements which will allow Subscriber and certain related entities to use and exploit certain technology of Issuer to interface and or provide a link for certain of their on-line interactive users to an auction service provided by Issuer on the Internet.

NOW THEREFORE in consideration of the premises, the mutual covenants contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

                                   ARTICLE 1
                                INTERPRETATION

1.1 Definitions. In this Agreement, unless the context otherwise requires, each capitalized term shall have the meaning attributed thereto in Schedule "A".

1.2 Schedules. The following are the schedules attached to and forming part of this Agreement:


          Schedule A  Definitions
          Schedule B  Financial Statements
          Schedule C  Subsidiaries
          Schedule D  Options
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          Schedule E  Litigation
          Schedule F  Licences
          Schedule G  Major Shareholder Interests
          Schedule H  Material Contracts
          Schedule I  Encumbrances
          Schedule J  Intellectual Property Rights
          Schedule K  Opinion of Issuer Counsel
          Schedule L  E-Commerce Services Agreement
          Schedule M  Shareholders' Agreement
          Schedule N  Form of Warrant

1.3 Headings. The headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4 Extended Meanings. Words in the singular include the plural and vice-versa and words in one gender include all genders.

1.5 Entire Agreement. This Agreement and Schedules hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, oral or written, between the Parties. The execution of this Agreement has not been induced by, nor do either of the Parties rely upon or regard as material, any representations, warranties, conditions, other agreements or acknowledgements not expressly made in this Agreement or in the agreements and other documents to be delivered pursuant hereto.

1.6 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.7 Invalidity. If any of the provisions contained in this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

1.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract. The parties irrevocably attorn to the exclusive jurisdiction of the Courts of Ontario in respect of the subject matter hereof.

1.9 Tender. Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by negotiable cheque or draft and certified by a Canadian bank.

1.10 Performance on Holidays. If anything is required to be done or any action is required to
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be taken pursuant to this Agreement on or by a specified date which is not a
Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

1.11 Calculation of Time. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at midnight (Toronto time) on the last day of the period, except that if the last day of the period does not fall on a Business Day, the period shall terminate at midnight (Toronto time) on the next Business Day.

                                   ARTICLE 2
                         PURCHASE OF SHARES AND WARRANT

2.1 Purchase of Shares and Warrant. Subject to the terms of this Agreement, Subscriber agrees to subscribe for and purchase, and Issuer agrees to issue and sell to Subscriber, the Shares and the Warrant, all as provided in this Agreement.

2.2 Subscription Price. The purchase price for the Shares shall be $.85 per Share for an aggregate purchase price of $850,000 (the "Subscription Price"). Issuer acknowledges receipt of Subscriber's cheque for $42,500 as a deposit to be applied against the Subscription Price.

2.3 Payment of Subscription Price. The unpaid balance of the Subscription Price shall be paid by Subscriber to Issuer on the Closing.

2.4 Share and Warrant Certificate. Issuer shall deliver to Subscriber at the Closing one share certificate representing the Shares and one warrant certificate bearing appropriate legends to indicate the applicable hold period representing the Warrant registered in the name of Subscriber. On Closing, Issuer shall cause Subscriber to be entered on the books of Issuer as the holder of the Shares and Warrant.

2.5 Place of Closing. The Closing shall take place at the Closing Time at the offices of Gowling, Strathy & Henderson, Barristers & Solicitors, Commerce Court West, Suite 4900, Toronto, Ontario, or at such other place as may be agreed upon by Issuer and Subscriber.
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                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Issuer. Issuer represents and warrants to Subscriber as follows and acknowledge that Subscriber is relying upon such representations and warranties in entering into this Agreement and completing the transactions contemplated hereby.

3.1.1   Corporate Matters


(a) Issuer and each of the Subsidiaries is a corporation duly incorporated, organized and validly existing in good standing under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by any of Issuer, any Subsidiary or, to the best of Issuer's knowledge, by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Issuer or any of the Subsidiaries.

(b) Issuer has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under this Agreement and the Closing Documents to which it is a party. Issuer has taken all corporate action and caused all necessary shareholder action to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party including, without limitation, the issuance and delivery of the Shares and Warrant.

(c) Issuer and the Subsidiaries have all necessary power and authority to own or lease the Assets and to carry on the Business as at present carried on. Issuer and the Subsidiaries possess all Licences material to the conduct of the Business. Neither the nature of the Business nor the location or character of any of the Assets requires any of Issuer or the Subsidiaries to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than jurisdictions where it is duly registered, licensed or otherwise qualified and in good standing for such purpose.

(d) This Agreement has been, and each Closing Document to which Issuer is a party will on Closing be, duly executed and delivered by Issuer and this Agreement constitutes, and each Closing Document to which Issuer is a party will on Closing constitute, a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms.
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(e)     A true copy of the Articles and all by-laws of the Issuer each as amended to date and currently in effect have been delivered to Subscriber by Issuer. The Articles and such by-laws of the Issuer constitute all of the constating documents and by-laws of such company, are complete and correct and are in full force and effect, subject to confirmation of Issuer's new general by-laws by its shareholders.

3.1.2 Authorized and Issued Capital of Issuer. The authorized capital of Issuer consists of an unlimited number of common shares and an unlimited number of preference shares. No more than 9,700,000 common shares are outstanding and all such shares are fully paid and non-assessable shares. No preference shares are outstanding. Except as listed in Schedule B, no other Voting Securities, Convertible Securities or Rights of Issuer have been issued or are outstanding.

3.1.3 Options. Except as listed in Schedule D, no Person other than Subscriber has any oral or written agreement, option, warrant, right, privilege or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise), for the purchase, subscription or issuance of any Voting Securities, Convertible Securities or Rights of Issuer. Issuer has no agreement or obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. All of the issued and outstanding shares of capital stock of the Issuer have been offered, issued and sold by the Issuer in compliance with Applicable Law. There are no pre-emptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Issuer's capital stock, other than rights to which the Subscriber is entitled as set forth in this Agreement and the Closing Documents.

3.1.4 Subsidiaries. Issuer owns all of the issued shares and Voting Securities, Convertible Securities and Rights of each Subsidiary. Neither Issuer nor any Subsidiary holds or has agreed to acquire any shares, Voting Securities, Convertible Securities or Rights of any other body corporate. None of Issuer or the Subsidiaries is or has agreed to become a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture or other management or business association or to acquire or lease any other business operation.

3.1.5 Insurance. Issuer and the Subsidiaries maintain valid policies of insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated. There is no default under any such policy, nor, to the knowledge of Issuer, has any event occurred which with notice, lapse of time or both would constitute a material default thereunder.

3.1.6  Financial Statements.  The Financial Statements:
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(a)     have been prepared from and in accordance with the books and records of
        Issuer and its Subsidiaries in accordance with Generally Accepted Accounting Principles (except as disclosed in the notes thereto) applied on a basis consistent with that of the preceding periods;

(b) present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Issuer and the Subsidiaries and the results of the operations of Issuer and the Subsidiaries as at the date thereof and for the periods covered thereby; and

(c) contain or reflect adequate reserves for all known or reasonably anticipated liabilities and obligations of Issuer and the Subsidiaries of any nature, whether absolute, contingent or otherwise, as at the date thereof.

No information has come to the attention of Issuer that would render the Financial Statements incomplete or inaccurate in any material respect.

3.1.7 Undisclosed Liabilities. None of Issuer or the Subsidiaries has any known or reasonably anticipated liabilities (whether accrued, absolute, contingent or otherwise) of any kind and whether due or to become due, except:

(a)     liabilities disclosed or provided for in the Financial Statements; and

(b) liabilities incurred in the ordinary course of business from and after the Financial Disclosure Date which are consistent with past practice, are not, in the aggregate, material and adverse to the Business, Assets, financial condition or results of operations of Issuer and the Subsidiaries, and do not violate any covenant or obligation contained in this Agreement or constitute a breach of any representation or warrant made in or pursuant to this Agreement.

3.1.8   Absence of Changes.  Since the Financial Disclosure Date;

(a) Issuer and each of the Subsidiaries has conducted the Business in the ordinary course, has not incurred any debt, obligation or liability out of the ordinary course of business or of an unusual or extraordinary nature and has used its best efforts to preserve the Business and the Assets;

(b) there has not been any change in the condition of the Business or the Assets or the financial condition or results of operations of any of Issuer, the Subsidiaries or the Business other than changes in the ordinary course of business, and such changes have not, either individually or in the aggregate, been materially adverse or have had or may be reasonably expected to have, either before or after the Closing Time, a material adverse effect on the Business, the Assets or the future prospects of any of Issuer, any of the Subsidiaries or the Business; and
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(c)     to the best of Issuer's knowledge, there has not been any change in, or creation of, any Applicable Law, any revocation of any Licence or any damage, destruction, loss, labour dispute or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting any of Issuer, any Subsidiary, the Business or the Assets or the future prospects of any of Issuer, the Subsidiaries or the Business.

3.1.9 Tax Matters. Issuer and each of the Subsidiaries has filed all Tax Returns within the times and in the manner prescribed by law. Issuer and each Subsidiary has paid all Taxes due and payable and has paid all installments and made all other remittances required to be made on account of Taxes payable by them. No Tax Return has been reassessed nor has there been any notice of reassessment by any taxing authority and there are no actions, audits, assessments, reassessments, suits, appeals, proceedings, investigations or claims now pending or, to the best of Issuer's knowledge, threatened against Issuer or any Subsidiary in respect of Taxes or governmental charges by any Governmental Agency relating to claims for additional Taxes or assessments with reference to any of Issuer, the Subsidiaries, the Assets or the Business. There is in effect no waiver of applicable limitation of liability statutes with respect to any Taxes owed by Issuer or any Subsidiary. The provision for Taxes reflected in the Financial Statements is adequate for all Tax liabilities, whether or not yet due and payable and whether or not disputed or under appeal, for the periods covered by the Financial Statements and for all prior periods and none of Issuer or the Subsidiaries has any liability for any Tax in respect thereof of any nature other than those described in the Financial Statements and those arising in the ordinary course of its business since the Financial Disclosure Date.

3.1.10 Absence of Conflicting Agreements. None of the execution and delivery of, or the observance and performance by Issuer of any covenant or obligation under this Agreement or any Closing Document to which it is a party including the issuance of Shares pursuant to the exercise of the Warrant, or the Closing, contravenes or results in, or will contravene or result in, a material violation of or a material default under (with or without the giving of notice or lapse of time, or both), or in the acceleration of any material obligation under:

(a)  any Applicable Law;

(b)  any Licence held by or for Issuer, a Subsidiary or the Business;

(c) the articles, by-laws, directors' or shareholders' resolutions of Issuer or any Subsidiary; or

(d) any other agreement, lease, mortgage, security document, obligation or instrument to which Issuer or any Subsidiary is a party, or by which it or its Assets are bound.

The representation and warranty in Section 3.1.10(b) shall not apply to Generic Software.
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3.1.11  Consents, Approvals, Etc.  Subject to those certain filings with
Canadian securities authorities identified in Section 3.1.19, no consent, approval, Licence, Order or authorization, registration, declaration or filing with any Governmental Agency or other Person is required by Issuer or any Subsidiary, or with respect to the Business, in connection with (a) the Closing or (b) the execution and delivery by Issuer of, and the observance and performance by Issuer of its obligations under, this Agreement and the Closing Documents to which it is a party.

3.1.12 Restrictions on Business. Other than statutory provisions and restrictions of general application to the Business, the Issuer or the Subsidiaries, none of Issuer or any Subsidiary is a party to any agreement, lease, mortgage, security document, obligation or instrument, or subject to any restriction in its articles or by-laws or directors' or shareholders' resolutions or subject to any restriction imposed by any Governmental Agency or subject to any Applicable Law which could materially restrict or interfere with the conduct of the Business or which could materially limit or restrict or otherwise adversely affect the Assets or the financial condition of Issuer on a consolidated basis.

3.1.13 Compliance with Applicable Law. Each of Issuer and the Subsidiaries has conducted and is conducting the Business in compliance with all Applicable Law, and is not in breach of any Applicable Law except for breaches which in the aggregate are not material to Issuer and the Subsidiaries.

3.1.14 Litigation. Except as disclosed in Schedule E, there is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding including appeals and applications for review, in progress against or relating to Issuer or any Subsidiary or affecting the Shares, the Warrant, the Assets or the Business which, if determined adversely, would materially and adversely affect any of Issuer, any Subsidiary, the Shares, the Warrant, the Business or the or Assets or the validity of the Agreement or any of the Closing Documents, nor are any of the same pending or to the best of the knowledge of Issuer threatened. To the knowledge of Issuer, no event has occurred and no condition exists or the basis for which any of the foregoing might properly be instituted or commenced. There is not at present outstanding against Issuer or any Subsidiary any Order that materially and adversely affects Issuer, any Subsidiary, the Business or the Assets in any way or that in any way relates to this Agreement or the transactions contemplated hereby.

3.1.15 Title to Properties. Except as disclosed in the Financial Statements; Issuer and the Subsidiaries have good and marketable title to all of the Assets, free and clear of all Encumbrances.

3.1.16 Title to Shares and Warrants. The Shares and the Warrant shall be duly authorized and created upon Closing shall be validly issued and outstanding and the Shares shall be fully paid and non-assessable shares in the capital of Issuer, free and clear of all rights, liens or other Encumbrances and the shares issuable upon exercise of the Warrants upon payment of the
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exercise price, will be fully paid and non-assessable Shares, free and clear of all rights, liens and Encumbrances.

3.1.17 No Expropriation. None of Issuer or any Subsidiary has received any notice of expropriation of any of the Assets. Issuer is not aware of any expropriation proceeding, pending or threatened against or affecting any of the Assets.

3.1.18 Licences. The only Licences necessary or desirable for the operation of the Business and the ownership of the Assets are listed in Schedule F and are in full force and effect unamended. Issuer or each Subsidiary, as the case may be, is in compliance in all material respects with all the terms and conditions relating to such Licences and there are no proceedings in progress, or to the best of the knowledge of Issuer, pending or threatened, which may result in revocation, cancellation, suspension or any adverse modification of any of such Licences. No Licence is void or voidable as a result of the completion of the transactions contemplated hereby or by the Closing Documents or by the exercise of the Warrant nor is any consent or approval of any Person required to assure the continued validity and effectiveness of any Licence in connection with the purchase of the Shares, this Agreement, any Closing Document or by the exercise of the Warrant or the transactions contemplated hereby or thereby.

3.1.19 Securities Legislation. Issuer is a "reporting issuer" in Ontario and is not in default under applicable securities legislation in such province. In particular, without limiting the foregoing, Issuer is in compliance with its obligations to make timely disclosure of all material changes relating to it and since the date hereof (other than in respect of material change reports filed on a confidential basis and thereafter made public or material change reports filed on a confidential basis and in respect of which the material change never came to fruition) no such disclosure has been made on a confidential basis and there is no material change relating to Issuer which has occurred and with respect to which the requisite material change statement has not been filed, except to the extent that this Agreement constitutes a material change. Issuer is not in default of any requirements of such securities legislation, and the issuance of the Shares and the Warrant to Subscriber will be made in compliance with all applicable Canadian securities legislation. Subject to the filing of a Form 27, Material Change Report, Form 20, Report of a Trade under clause 72(1)(d) and a press release following the Closing, the issuance of the Shares and Warrant to Subscriber, and any subsequent exercise of rights under the Warrant, will not result in any contravention of any applicable Canadian securities legislation or the regulations thereunder (subject to filings required on Warrant exercise).

The issuance of the Shares and the Warrant is exempt from the registration and prospectus requirements of securities legislation of the Province of Ontario and no prospectus will be required and no other document must be filed, proceeding taken or approval obtained in Ontario to permit the offering, issue, sale and delivery of the Shares and the Warrant to Subscriber or for the exercise of the Warrant other than the filing of those private placement reports, undertakings and questionnaires referred to above.
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The Issuer's Shares are not listed or quoted for trading on any stock exchange or other public market other than the Canadian Dealing Network.


3.1.20  Environmental Matters.  To the best of Issuer's knowledge:

(a) Issuer, each Subsidiary, the Business and the Assets are in full compliance with all Applicable Law in respect of environmental matters and are not the subject of any remedial or control action or Order, or any investigation or evaluation as to whether any remedial or control action or Order is needed to respond to an actual or threatened release, discharge, deposit, emission or spill of any hazardous substance, pollutant or contaminant into the environment or any facility or structure;

(b) none of Issuer or the Subsidiaries is or may be liable to any Person as a result of an actual or alleged release, discharge, deposit, emission or spill of any hazardous substance, contaminant or pollutant into the environment or any facility or structure, nor has there been any release, discharge, deposit, emission or spill of any hazardous substance, contaminant or pollutant into the environment or into any facility or structure, which is the subject of or, after the giving of notice or the lapse of time would give rise to, any claim, demand, suit, action, cause of action, dispute, proceeding or Order relating to the violation of Applicable Law in respect of environmental matters, nor is there any basis for any thereof being commenced; and

(c) Issuer and each Subsidiary has complied in all material respects with all environmental reporting and inspection requirements of all Governmental Agencies having jurisdiction over it. All pollution control equipment operated as part of the Business is effective in meeting applicable emissions limits and effluent pre-treatment standards.

3.1.21 Significant Shareholders. Except as set forth in Schedules "G" and "D" there are no loans, leases, licences, guarantees, contracts, transactions, understandings or other arrangements or any nature between the Issuer or any Subsidiary and any officer, director or ten percent (10%) stockholder of the Issuer or any family member or affiliate of the foregoing persons. All persons owning ten percent (10%) or more of the presently outstanding common shares to the knowledge of the Issuer, are listed as Schedule "G".

3.1.22 Material Contracts. Except as set forth in Schedule "H" and otherwise disclosed in this Agreement, neither Issuer nor any Subsidiary is a party or subject to or bound by:

(a) any contract, lease or agreement creating any obligation of the Issuer or any Subsidiary to pay to any third party $50,000 or more with respect to any single such contract or agreement, except for purchase orders entered into in the ordinary course of business;

(b) any contract or agreement for the sale, license, lease or disposition of products in excess of $50,000;
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                                     - 11 -


(c) any contract containing covenants directly or explicitly limiting the freedom of the Issuer or any Subsidiary to compete in any line of business or with any person or entity;

(d) any license agreement (as licensor or licensee) other than licenses to off-the-shelf software;

(e) any contract or agreement or the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $50,000;

(f) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $50,000 or any pledge or security arrangement except as disclosed in Schedule I;

(g) any material joint venture, partnership, manufacturing, development or supply agreement;

(h) any employment contracts, or agreements with officers, directors, employees or stockholders of the Issuer or any Subsidiary or persons or organizations related to or affiliated with any such persons;

(i) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Issuer or any Subsidiary, including without limitation any agreement relating to the capital stock of the Issuer or any Subsidiary, including without limitation any agreement relating to anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(j)     any pension, profit sharing, retirement or stock option plans;

(k) any royalty, dividend or similar arrangement based on the sales volume of the Issuer or any Subsidiary;

(l)     any acquisition, merger or similar agreement; or

(m)     any other contract not executed in the ordinary course of business.

        All of such agreements and contracts are valid, binding and in full force and effect. Neither Issuer nor any Subsidiary, nor, to the knowledge of the Issuer, any other party is in material default under any of such agreements or contracts (nor, to the knowledge of the Issuer, has any event occurred which with notice, lapse of time or both would constitute a material default thereunder), except to the extent that any such default would not have a material effect on the assets, liabilities, properties, business or proposals of the Issuer or any Subsidiary, and the Issuer or any Subsidiary, has not received notice of any alleged default under any such contract, or agreement.
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                                     - 12 -

3.1.23  Intellectual Property Rights.

(a)     Rights

        Schedule "J" contains a true and complete list of all Intellectual Property Rights which have been registered, or for which applications for registration have been filed in any jurisdiction.

(b)     Ownership

        Except as set forth in Schedule "J" or "Permitted Encumbrances", the Issuer is or at Closing will be the exclusive owner of the Technology and all right, title and interest in and to the Technology, free and clear of all Encumbrances, other than those Encumbrances arising in the ordinary course of Issuer's Business, and the Issuer has no knowledge of any claim of adverse ownership in any Technology. Issuer has not:

        (i) granted any third party license or other right to any of the Intellectual Property Rights; or

        (ii) made any contract or arrangement whereby it may be liable for any royalty or other compensation for the use of Intellectual Property Rights.

(c)     Validity

        The Intellectual Property Rights are in good standing and to the best of the Issuer's knowledge have not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property Rights. All registrations and filings necessary to preserve the rights of the Issuer in and to the Intellectual Property Rights have been made.

(d)     Complete

        The Technology is sufficient and complete to enable the Issuer to carry on the Business as currently carried on and to perform its obligations under this Agreement and any related Closing Documents including the E-Commerce Services Agreement.
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(e)  Infringements by Issuer

     Except as set forth in Schedule "J", there is no:

          (i) (1) claim of adverse ownership or invalidity or other opposition to or conflict with Issuer's ownership of the copyright, trade marks or trade secrets forming part of the Technology or the manner it is used in respect of the Business; or

               (2) to the best of the knowledge of the Issuer, pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind of which the Issuer has received notice against Issuer relating to the Technology or the manner it is used in respect of the Business; or

          (ii) claim of which the Issuer has received notice (formal or informal) or is otherwise aware that any products, software or services manufactured, produced, used or sold by the Issuer or any process, method, packaging, advertising, or material that the Issuer employs in the manufacture, marketing, licensing or sale of any such product, software or service, or the use of any of the Technology breaches, violates, infringes or interferes with any rights of any Person or requires payment for the use of any copyright, trade mark or trade secret, know-how or technology of another Person or, to the best of Issuer's knowledge any other intellectual property of any Person.

(f)  Licenses and Covenants Not to Sue

     Schedule "J" sets forth a complete and correct list and brief description of all judgments, covenants of Issuer not to sue, permits, grants, franchises, licenses and other agreements and arrangements relating to any of the Technology owned by Issuer which bind, obligate or otherwise restrict it.

(g)  Third Party Infringements

     There are no infringements of, passing-off related to, or other interference with the Technology by third parties of which the Issuer has received notice (formal or informal) or is otherwise aware..

(h)  Protection of Confidentiality

     Issuer has taken commercially reasonable precautions and made commercially reasonable efforts to protect its trade secrets and secure the confidentiality of its customer lists, and other proprietary information.

3.1.24 Major Suppliers and Customers. To the knowledge of the Issuer, no major supplier or customer has any intention to change its relationship or any material terms upon which it will conduct business with Issuer or the Subsidiaries. There has been no interruption to or discontinuity in any customer or supplier arrangements or relationships referred to in this Section and Issuer and the Subsidiaries have not entered into any fixed price commitments (whether written or oral) which extend beyond the Closing Date.

3.1.25 Material Change Reports. Since the Financial Disclosure Date, other than in respect of material change reports filed on a confidential basis and in respect of which the material change so reported did not come to fruition and other than this Agreement:


(a) there has not been any material change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Issuer or its Subsidiaries which requires disclosure under applicable securities legislation and that has not been publicly disclosed;

(b) there has not been any material change in the capital stock or long-term debt of the Issuer or its Subsidiaries which requires disclosure under applicable securities legislation and that has not been publicly disclosed; and

(c) there has not been any material change in the business, business prospects, condition (financial or otherwise) or results of the operations of the Issuer or its Subsidiaries which requires disclosure under applicable securities legislation and that has not been publicly disclosed.

3.1.26 Information Record. No portion of the Issuer's Information Record contained a misrepresentation as at its date of public dissemination.

3.1.27 Reportable Disagreement. There has never been any reportable disagreement (within the meaning of National Policy Statement No. 31 of the Canadian Securities Administrators) with the present or any former auditor of the Issuer.

3.1.28 Canadian Dealing Network. The Issuer shall use its best efforts exercised in a commercially reasonable manner to ensure that the Shares will continue to be quoted on the Canadian Dealing Network upon their issue.

3.1.29 Employees. None of the employees of the Issuer or any Subsidiary is represented by any labour union, and, to the best of Issuer's knowledge, there is no labour strike or other labour trouble pending or threatened with respect to the Issuer or any Subsidiary (including, without limitation, any organizational drive).

3.1.30 Disclosure. No representation or warranty of Issuer in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation or warranty not misleading to a prospective buyer of the Shares or Warrant seeking full information as to the Business and the Assets. Without limiting the scope of the foregoing, none of the Issuer or any Subsidiary is aware of any change, event or occurrence related to the Business that has taken place or is pending that has, or in the future would have, a material adverse effect on the value of the Shares, the Warrant, the Assets or the Business which is not the result of general industry trends. The copies of documents concerning Issuer, the Subsidiaries, the Business and the Assets delivered to Subscriber on or prior to the date hereof are true and complete.

3.2 Representations and Warranties of Subscriber. Subscriber represents and warrants to Issuer as follows and acknowledges that Issuer is relying upon such representations and warranties in connection with entering into this Agreement and completing the transactions contemplated hereby.

3.2.1 Incorporation. Subscriber is a company duly incorporated, organized and validly existing in good standing under the laws of Ontario.

3.2.2 Power, Capacity and Authority. Subscriber has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is a party. Subscriber has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

3.2.3 Enforceability of Obligations. This Agreement has been, and the Closing Documents to which Subscriber is a party will on Closing be, duly executed and delivered by Subscriber and this Agreement constitutes, and each of the Closing Documents to which Subscriber is a party will on Closing constitute, a valid and binding obligation of Subscriber enforceable against Subscriber in accordance with its terms.

3.2.4 Absence of Conflicting Agreements. None of the execution and delivery of, or the observance and performance of, by Subscriber of, any covenant or obligation under, this Agreement or any Closing Document to which it is a party or the Closing contravenes or results in (with or without the giving of notice or lapse of time, or both) or will contravene or violate in any material respect or result in any material breach or default of, or acceleration of any obligation under:

(a)     any Applicable Law to Subscriber;

(b)     any Licence held by Subscriber;

(c) the articles, by-laws, directors' or shareholders' resolutions of Subscriber; or

(d) any other agreement, lease, mortgage, security document, obligation or instrument to which Subscriber is a party, or by which it or its assets are bound.

3.2.5 Consents, Approvals, Etc. No consent, approval, Licence, Order or authorization, registration, declaration or filing with any Governmental Agency is required by Subscriber in connection with (a) the Closing or (b) the execution and delivery by it of, or the observance and performance of its obligations under, this Agreement or the Closing Documents to which it is a party.

3.2.6 Relationship to Issuer. Subscriber is acting entirely at arm's length with Issuer and is purchasing the Shares and Warrant as principal.

3.2.7 Knowledge. The Subscriber has no knowledge of any material fact which would make any representation or warranty of Subscriber contained in this Agreement untrue or misleading.

3.3 Commission. Each Party represents and warrants to the other Party that the other Party will not be liable for any brokerage commission, finder's fee or other like payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, the first mentioned Party.

3.4 Qualification of Representations and Warranties. The representations or warranties made by a Party under Sections 3.1.1(d), 3.1.18, 3.1.22 and 3.2.3 as to the enforceability of this Agreement or the Closing Documents against such Party are subject to the following qualifications:

(a) specific performance, injunctive relief and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights.

3.5 Non-Waiver. No investigations made by or on behalf of Subscriber at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by Issuer in this Agreement or any Closing Document or any document delivered pursuant to any of them.

3.6 Survival of Issuer Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements made by Issuer in or pursuant to this Agreement shall survive the Closing as follows:

(a) the representations and warranties set forth in Sections 3.1.1 to 3.1.4 inclusive, 3.1.9, 3.1.16, 3.1.21, 3.1.23, 3.1.28 and Section 3.3 shall survive the Closing and continue without time limit;

(b) all of the other representations and warranties contained in this Agreement or in any Closing Document shall survive only for a period of 2 years from the Closing Time. After such period, Issuer shall not have any further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period; and

(c) the covenants and agreements of Issuer contained in this Agreement shall survive the Closing and continue in accordance with Applicable Law.

3.7 Survival of Subscriber Representations, Warranties, Covenants and Agreements. All representations warranties, covenants and agreements made by Subscriber in or pursuant to this Agreement shall survive the Closing as follows:

(a) the representations and warranties set forth in Sections 3.2.1 to 3.2.3 inclusive and Section 3.3 shall survive the Closing and continue without time limit;

(b) all of the other representations and warranties contained in this Agreement or in any Closing Document shall survive only for a period of 2 years from the Closing Time. After such period, Subscriber shall have no further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period; and

(c) the covenants and agreements of Subscriber contained in this Agreement shall survive the Closing and continue in accordance with Applicable Law.

3.8 Knowledge of Issuer. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the "knowledge" of Issuer, it shall be deemed to refer to the knowledge of each of Issuer and any of the Subsidiaries and Issuer confirms that it has made due and diligent inquiry of such Persons (including without limitation appropriate officers of Issuer and the Subsidiaries) as it considers necessary as to the matters that are the subject of such representations and warranties.

                                   ARTICLE 4
                         OTHER COVENANTS OF THE PARTIES

4.1 Obligation of Issuer. From the date hereof to the Closing Time, Issuer shall act, and shall cause the Subsidiaries to act, as set forth in this Section 4.1.

4.1.1 Conduct Business in Ordinary Course. Except as otherwise contemplated or permitted by this Agreement, Issuer and the Subsidiaries shall conduct the Business in the ordinary course and shall not, without the prior written consent of Subscriber, enter into any transaction which, if entered into before the date hereof, could cause any representation or warranty of Issuer contained herein to be incorrect or constitute a breach of any covenant or agreement of Issuer contained herein.

4.1.2 Action by Issuer and Subsidiaries. Each of Issuer and the Subsidiaries shall at their sole cost take all action which may be necessary to ensure that the representations and warranties contained herein shall be true and correct in all material respects at the Closing Time.

4.1.3 Access for Investigation. Each of Issuer and the Subsidiaries shall permit Subscriber and its employees, agents, counsel and accountants or other representatives, without interference to the ordinary conduct of the Business, to have free and unrestricted access during business hours to the properties of Issuer and the Subsidiaries and to all the books, accounts and records relating to each of Issuer, the Subsidiaries, the Business, the Assets and to the employees of the Business. Issuer and each of the Subsidiaries shall furnish to Subscriber such financial and operating data and other information with respect to the Business and the Assets as Subscriber shall from time to time reasonably request. Issuer agrees that Subscriber may conduct such environmental investigations and tests on the properties of Issuer and the Subsidiaries as Subscriber considers necessary.

4.2 Actions to Satisfy Closing Conditions. Each of the Parties shall take all such action as is within its power to control, and shall use reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with and satisfaction of all conditions set forth in Article 6 which are for the benefit of any Party. The Parties will cooperate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

4.3 Injunctions. If any court having jurisdiction over either Party or any of the Subsidiaries issues any injunction, decree or similar order prior to the Closing Time which would prohibit or materially restrict or hinder the Closing, the Parties shall use their respective reasonable efforts to have such injunction, decree or order delivered or otherwise eliminated as promptly as possible and, in any event, prior to the Closing Time.

4.4 Disclosure. Issuer shall forthwith disclose in writing to Subscriber in supplemental schedules any matter which has become known to it prior to the Closing Time which is inconsistent in any material respect with any of the representations and warranties contained herein. No such disclosure shall cure any misrepresentation or breach of warranty for the purposes of Section 6.1.1 hereof.

4.5 Reporting Issuer Status. Issuer shall use its best efforts exercised in a commercially reasonable manner to maintain its status as a reporting issuer not in default of any requirements of the Securities Act (Ontario) (the "Securities Act") and the regulations thereunder and shall use its best efforts exercised in a commercially reasonable manner not to be in default of any requirement of any securities laws or regulation to which Issuer is subject.

4.6 Securities Act Exemptions and Rights of Re-sale. Issuer and Subscriber agree and understand that:

(a) the trades which will result from the issue of the Shares and the Warrant will be exempt from registration and prospectus filing requirements under Section 35(1)(5) and Section 72(1)(d) of the Securities Act respectively and Section 27(1) of the Regulation under the Securities Act subject only to the Issuer filing a report of the trades as required by the Securities Act and Regulation, which report the Issuer agrees to file immediately after Closing;

(b) the trades which will result from the exercise of the Warrant will be exempt from registration and prospectus filing requirements under Sections 35(1)(12) and 72(1)(f)(iii) of the Securities Act respectively; and

(c) the Shares issued to Subscriber and any Shares acquired by Subscriber through exercise of the Warrant are and will be subject to a hold period of at least one year from the date of the initial exempt trade as specified in Section 72(4) of the Securities Act and cannot be distributed within such period.

4.7 Licensing. The Parties acknowledge that the Issuer is negotiating with a third party for a licensing arrangement and equity injection at prices not less than that provided herein which may involve the grant of territorial rights in some or all of the Intellectual Property Rights, board of directors representation, warrants to acquire a larger proportion of voting shares, which may impact control, and source code escrow.

                                   ARTICLE 5
                                INDEMNIFICATION


5.1  Definitions. As used in this Article 5:

"Claim" means any act, omission or state of facts and any demand, action, suit or proceeding which may constitute or give rise to a right to indemnification under Sections 5.2 or 5.3 hereof;

"Direct Claim" means any Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

"Indemnified Loss" means any loss, liability, damage, cost or expense relating to, resulting from or arising out of any Claim (including, without limitation, the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith but excluding loss profits and consequential damages) which is suffered or incurred by an Indemnified Party and for which such Indemnified Party is entitled to indemnification under the provisions hereof;

"Indemnifier" means any Party obligated to provide indemnification under this Agreement;

"Indemnified Party" means any Person entitled to indemnification under this Agreement;

"Indemnity Payment" means any amount of Indemnified Loss required to be paid pursuant to Sections 5.2 or 5.3 hereof; and

"Third Party Claim" means any Claim asserted against the Indemnified Party by any Person who is not a Party or an Affiliate of such a Party.

5.2 Indemnification by Issuer. Subject to the limits set forth in Section 5.11, Issuer shall indemnify, defend and save harmless Subscriber and each of its directors, officers, employees, agents and representatives from and against any and all Indemnified Losses suffered or incurred by them, as a direct or indirect result of:

(a) subject to Section 3.6 hereof, any misrepresentation or breach of warranty made or given by Issuer in this Agreement, any Closing Document or in any document delivered pursuant to any of them; or

(b) any failure by Issuer to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to any of them to be observed or performed by it.

5.3     Indemnification by Subscriber. Subject to the limits set forth in
Section 5.11, Subscriber shall indemnify, defend and save harmless Issuer and its subsidiaries and each of their respective directors, officers, employees, agents and representatives from and against any and all Indemnified Losses suffered or incurred by them, as a direct or indirect result of:

(a) subject to Section 3.7, any misrepresentation or breach of any warranty made or given by Subscriber in this Agreement, any Closing Document or in any document delivered pursuant to any or them; or

(b) any failure by Subscriber to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to any of them to be observed or performed by it.

5.4 Notice of and the Defense of Third Party Claims. If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt written notice thereof, but in any event no later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Indemnified Loss that has been or may be sustained by the Indemnified Party. The Indemnifier shall have the right to participate in or, by giving notice to that effect to the Indemnified Party not later than 30 calendar days after receipt of such notice of such Third Party Claim and subject to the rights of any insurer or other third party having potential liability therefor, to elect to assume the defense of any Third Party Claim at the Indemnifier's own expense and by such Indemnifier's own counsel, and the Indemnified Party shall co-operate in good faith in such defense. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing. If the Indemnified Party has not received notice within such 30 calendar day period that the Indemnifier has elected to assume the defence of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the paid or incurred in connection therewith.

5.5 Assistance for Third Party Claims. In the event of any Third Party Claim, the Indemnifier and the Indemnified Party will use all reasonable efforts to make available to the Party which is undertaking and controlling the defense of such Third Party Claim,

(a) those employees whose assistance, testimony or presence is necessary to assist such Party in evaluating and in defending any Party Claim; and

(b) all documents, records and other materials in the possession of such Party reasonably required by such Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Party defending such Third Party Claim. The Indemnifier shall be responsible for all expenses associated with making such documents, records and materials available and for all expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that such employees are assisting the Indemnifier but such expenses shall not exceed the actual cost to the Indemnified Party associated with such employees.

5.6 Settlement of Third Party Claims. If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 5.4 hereof, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence thereof. However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 calendar days after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnifier shall not enter into any compromise or settlement of any Third Party Claim which would lead to liability or create any financial or other material obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifier desires to accept such offer, the Indemnifier shall give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 30 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifier with respect to such Third Party Claim shall be (a) the amount of the offer of settlement which the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifier notifies the Indemnified Party of the offer of settlement and (b) the actual out-of-pocket amount the Indemnified Party is obligated to pay as a result of continuing to pursue such matter, whichever is the lesser. An Indemnifier shall be entitled to recover from the Indemnified Party any, additional expenses incurred by such Indemnifier as a result of the decision of the Indemnified Party to contest or defend such Third Party Claim.

5.7 Direct Claims. Any Direct Claim shall be asserted by giving the Indemnifier reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnified Party becomes aware of such Direct Claim, and the Indemnifier shall have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifier does not so respond within such 30 calendar day period, the Indemnifier shall be deemed to have rejected such Claim, in which event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.

5.8 Failure to Give Timely Notice. A failure to give timely notice as provided in this Article 5 shall not affect the rights or obligations of either Party, except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

5.9 Reductions and Subrogation. If the amount of any Indemnified Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by (a) any net tax benefit or (b) any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses (including taxes) or premiums incurred in connection therewith), together with interest thereon from the date of payment thereof at the Prime Rate, shall promptly be repaid by the Indemnified Party to the Indemnifier. Upon making any Indemnity Payment, the Indemnifier shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party that is not an affiliate (as defined in the Act) of the Indemnified Party in respect of the Indemnified Loss to which the Indemnity Payment relates but only if the Indemnifier shall then be in compliance with its obligations under this Agreement in respect of such Indemnified Loss. Until the Indemnified Party recovers full payment of its Indemnified Loss, any and all claims of the Indemnifier against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnified Party and Indemnifier shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described postponement and subordination rights.

5.10 Interest on Indemnified Losses. All Indemnified Losses shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after Judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of an Indemnified Loss, to the date of payment by the Indemnifier to the Indemnified Party.

5.11    Limitation.

(a) No claims for indemnification may be made hereunder by Subscriber against Issuer in respect of any Indemnified Losses arising in connection with any misrepresentation or breach of warranty made or given by Issuer in this Agreement, any Closing Document or in any document delivered pursuant to any of them, unless and until the Indemnified Losses suffered or incurred by Subscriber and by all of its directors, officers, employees, agents or representatives collectively, in respect of all such misrepresentations or breaches of warranty, exceed Twenty-five Thousand Dollars ($25,000) in the aggregate (excluding claims each of which is less than $1,000), in which event the amount of all such Indemnified Losses including such Twenty-five Thousand Dollars ($25,000) amount (but excluding claims of less than $1,000) may be recovered by Subscriber.

(b) No claims for indemnification may be made hereunder by Issuer against Subscriber in respect of any Indemnified Losses arising in connection with any misrepresentation or breach of warranty made or given by Subscriber in this Agreement, any Closing Document or in any document delivered pursuant to any of them, unless and until the Indemnified Losses suffered or incurred by Issuer and by all of its directors, officers, employees, agents or representatives collectively, in respect of all such misrepresentations or breaches of warranty, exceed Twenty-five Thousand Dollars ($25,000) in the aggregate (excluding claims each of which is less than $1,000) in which event the amount of all such Indemnified Losses including such Twenty-five Thousand Dollars ($25,000) amount (but excluding claims of less than $1,000) may be recovered by Issuer.

5.12 Rights-in Addition. The rights of indemnity set forth in this Article 5 are in addition and supplemental to any other rights, actions, claims or causes of action which may arise in respect of this Agreement, the Closing Documents and the transactions contemplated hereby.

5.13 Determination of Indemnified Loss. In determining the amount of any Indemnified Loss hereunder the market price of any securities of Issuer held by the Indemnified Party shall be only one factor to be taken into account.

                                   ARTICLE 6
                              CONDITIONS PRECEDENT

6.1 Subscriber's Conditions. The obligation of Subscriber to complete the purchase of the Shares and Warrant shall be subject to the prior satisfaction of, or compliance with, at or before the Closing Time, each of the conditions precedent set out in this Section 6.1, each of which is acknowledged to be for the exclusive benefit of Subscriber and may be waived by Subscriber in whole or in part in writing and upon such terms and conditions, if any as Subscriber may require.

6.1.1 Accuracy of Representations and Performance of Covenants. All of the representations and warranties of Issuer made in or pursuant to this Agreement shall be true and correct in all respects as at the Closing Time and with the same effect as if made at and as of the Closing Time and as if any time at which such representation or warranty were accurate read the "Closing Time" (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby) and, as at the Closing Time, Issuer shall have observed or performed in all respects, all of its covenants and obligations hereunder to be observed or performed by it at or before the Closing Time and Subscriber shall have received immediately prior to the Closing Time a certificate from the chief executive officer and the chief financial officer of Issuer confirming the foregoing to the best of his knowledge, information and belief, after due enquiry.

6.1.2 No Material Adverse Change. No material adverse change shall have occurred since the Financial Disclosure Date with respect to any of Issuer, the Subsidiaries, the Business or the Assets or the future prospects for any of Issuer, the Subsidiaries or the Business and Subscriber shall have received immediately prior to Closing a certificate from the chief executive officer and the chief financial officer of Issuer confirming that no such material adverse change has occurred.

6.1.3 Litigation. No court order shall have been entered that enjoins, restrains, changes or prohibits the consummation of any of the transactions contemplated hereby, and no Party, or any of either Party's directors, officers, advisors, employees or agents, shall be a defendant or third party to or threatened with, any litigation or proceedings before any court or Governmental Agency which, in the opinion of the Subscriber, acting reasonably, could prevent or restrict Subscriber or Issuer from observing and performing any of their respective covenants and obligations pursuant to this Agreement or the Closing Documents.

6.1.4 Receipt of Closing Documentation. All actions and proceedings taken on or prior to the Closing in connection with the performance by Issuer of its covenants and obligations under this Agreement shall be satisfactory to Subscriber acting reasonably and Subscriber shall have received copies of the Closing Documents and all such documentation or other evidence as it may reasonably request in connection with the Closing in form (as to certification and otherwise) and substance satisfactory to Subscriber.

6.1.5 Opinion of Counsel for Issuer. Subscriber shall have received an opinion dated the Closing Date from counsel for Issuer in the form of the opinion attached hereto as Schedule K. In giving such opinion, counsel to Issuer may rely on certificates of senior officers of Issuer as to factual matters provided such certificates are attached to the opinion. Such opinion shall also cover such other matters as Subscriber or its counsel may reasonably request.

6.1.6 Closing Documents. Each of the following documents shall have been executed and delivered by the parties thereto other than Subscriber:

(a) the E-Commerce Services Agreement in the form of Schedule L including the Source Code escrow agreement attached as a Schedule thereto;

(b)     the Shareholders' Agreement in the form of Schedule M; and

(c)     the Warrant Agreement in the form of Schedule N.

6.1.7 Board Representation. The board of directors of Issuer shall have, on or prior to the Closing Date, resolved to increase the board of directors of Issuer by one and to appoint one nominee of Subscriber as a director of Issuer, such resolution to be conditional upon the Closing and to take effect immediately after the Closing, and Subscriber shall have received a copy of such resolution certified by the secretary of Issuer in form and substance satisfactory to Subscriber.

6.1.8 Cease Trade Orders. There shall be no cease trade orders in force by any securities regulatory authorities or any other impediments (other than "control block" and "hold period" restrictions) to the general free trading of the Shares, the Warrant and the shares underlying the Warrant.

6.2 Issuer's Conditions. The obligation of Issuer to complete the issuance of the Shares shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the conditions precedent set out in this
Section 6.2, each of which is hereby acknowledged to be for the exclusive benefit of Issuer and may be waived by Issuer in whole or in part in writing upon such terms and conditions, if any, as Issuer may require.

6.2.1 Accuracy of Representations and Performance of Covenants. All of the representations and warranties of Subscriber made in or pursuant to this Agreement shall be true and correct in all respects as at the Closing Time with the same effect as if made at and as of the Closing Time and as if any time at which such representation or warranty were accurate read the "Closing Time" (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby) and, as at the Closing Time, Subscriber shall have observed or performed in all respects, all of its obligations and covenants hereunder to be observed or performed by it at or before the Closing Time and Issuer shall have received immediately prior to Closing Time a certificate from two senior officers of Subscriber confirming the foregoing to the best of their knowledge, information and belief, after due enquiry.

6.2.2 Litigation. No court order shall have been entered that enjoins, restrains, changes or prohibits the consummation of any of the transactions contemplated hereby, and no Party, nor any of either Party's directors, officers, advisors, employees or agents, shall be a defendant or third party to or threatened with any litigation or proceedings before any court or Governmental Agency which, in the opinion of Issuer, acting reasonably, could prevent or restrict Issuer or Subscriber from observing and performing any of their respective obligations and covenants pursuant to this Agreement or the Closing Documents.

6.2.3 Receipt of Closing Documentation. All Closing Documents and all actions and proceedings taken on or prior to the Closing in connection with the performance by Subscriber of its covenants and obligations under this Agreement shall be satisfactory to Issuer and Issuer shall have received copies of the Closing Documents and all such documentation or other evidence as they may reasonably request for the Closing in form (as to certification otherwise) and substance satisfactory to it.



6.3 Waiver. Party may waive, by notice to the other Party, any condition set forth in this Article 6 which is for its exclusive benefit. No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.

6.4     Failure to Satisfy Conditions. If any condition set forth in Sections
6.1 or 6.2 is not satisfied on or before the Closing Time, the Party entitled to the benefit of such condition (the "First Party") may send notice in writing to the other Party that this Agreement is to be terminated. Upon termination, the First Party shall be released from all obligations hereunder, and unless the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the other Party or have not been satisfied by reason of a default by the other Party hereunder, then the other Party shall also be released from all obligations hereunder.

6.5 Destruction or Expropriation. If, prior to the Closing Time, there occurs any material destruction or damage by fire or other cause or hazard to any of the Assets, or if the Assets or any material part of them are expropriated or forcefully taken by any Governmental Agency or if notice of intention to expropriate a material part of the Assets has been filed in accordance with Applicable Law, then Subscriber may, at its option, terminate this Agreement by notice to Issuer.

                                   ARTICLE 7
                                    GENERAL

7.1 Expenses. Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants.

7.2 Time. Time is of the essence of this Agreement and each of its provisions.

7.3 Notice. Any notice or other communication (in this Section a "Notice") required or permitted to be given or made hereunder shall be in writing and shall be well and sufficiently given or made if:

(a) delivered in person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

(b)     sent by prepaid first class mail; or

(c) sent by any electronic means of sending messages, including facsimile transmission, which produces a paper record (an "Electronic Transmission"), charges prepaid and confirmed by prepaid first class mail;

in the case of a Notice to Subscriber addressed to it at:

        Toronto Star Newspapers Limited

        1 Yonge Street
        Toronto, Ontario
        M4E 1E6

        Attention: VP Strategic Planning & New Media

        Fax No.: (416) 869-4762

and in the case of a Notice to Issuer addressed to it at:


        Internet Liquidators International Inc.

        5915 Airport Rd.,
        Suite 330
        Mississauga, Ontario

        L4V 1T1


        Attention: Paul Godin

        Fax No.: (905) 672-5705
with a copy to:


        Gowling, Strathy & Henderson
        Barristers & Solicitors
        Commerce Court West
        Suite 4900
        Toronto, Ontario
        M5L 1J3

        Attention:  David Pamenter


        Fax No.: (416) 862-7661

Any Notice given or made in accordance with this Section 7.3 shall be deemed to have been given or made and to have been received:


(a)     on the day it was delivered, if delivered as aforesaid;

(b) on the fifth Business Day (excluding each day during which there exists any general interruption of postal services due to strike, lockout or other cause) after it was mailed, if mailed as aforesaid; and

(c) on the day of sending if sent by Electronic Transmission during normal business hours of the addressee on a Business Day and, if not, then on the first Business Day after the sending thereof.

Any Party may from time to time change its address for notice by giving Notice to other Party in accordance with the provisions of this Section 7.3.

7.4 Public Announcements. Before the Closing Date, neither Party shall make any public statement or issue any press release concerning the transactions contemplated by this Agreement except as may be necessary, in the opinion of counsel to the Party making such disclosure, to comply with the requirements of all Applicable Law. If any such public statement or release is so required, the Party making such disclosure shall consult with the other Party prior to making such statement or release, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to both Parties.

7.5 Assignment. None of this Agreement nor any right or obligation hereunder is assignable in whole or in part by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, Subscriber may, without the consent of Issuer, assign this Agreement and its rights hereunder to any wholly-owned subsidiary on condition that Subscriber remains liable to observe and perform all of its covenants and obligations hereunder. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement of either Party) and permitted assigns.

7.6 Further Assurances. Each Party shall do such acts and execute and deliver such further agreements, documents, conveyances, deeds, assignments, transfers and the like, and shall cause the doing of such acts and the execution and delivery of such further items as are within its power and as the other Party may in writing at any time and from time to time reasonably request, in order to give full effect to the provisions of this Agreement and the Closing Documents.

7.7 Dispute Resolution Process. If any dispute, disagreement, controversy or claim arising out of or relating to this Agreement including, without limitation, its application, interpretation, performance, breach, termination, enforcement or damages, or remedies arising out of the breach of or non-compliance therewith, shall be finally determined by arbitration before a single arbitrator to be commenced and conducted in the English language in Toronto in accordance with the International Commercial Arbitration Act (Ontario) which adopts the UNCITRAL Model Law on International Commercial Arbitration and the rules provided therein (the "Model Law"). The Parties hereto agree that:

(a) subject to mutual agreement between the Parties to the contrary, the arbitrator shall be a person who is legally trained and trained as a professional arbitrator and who has a minimum of five (5) years experience in the licensing of computer software;

(b) neither of them shall apply to the Courts of Ontario or any other jurisdiction to attempt to enjoin, delay, impede or otherwise interfere with or limit the scope of the arbitration or the powers of the arbitral tribunal provided for in the Model Law;

(c) the award of the arbitral tribunal shall be a final and conclusive award and judgment with respect to all matters properly before the arbitral tribunal in accordance with the Model Law and neither Party shall appeal such award in any manner whatever to any court, tribunal or other authority; and

(d) the award of the arbitral tribunal may be entered and enforced by any court in any jurisdiction having jurisdiction over the Parties hereto or the subject matter of the award or the properties or assets of either of the Parties hereto.

Notwithstanding the foregoing, either Party may apply to the courts of the Province of Ontario or any other jurisdiction for injunctive or other equitable remedies to protect its rights to Confidential Information.

     IN WITNESS WHEREOF the Parties have duly executed this Agreement.


                              INTERNET LIQUIDATORS INTERNATIONAL INC.



                              By:
                                  -------------------------------------
                                    (Duly Authorized Officer)



                              By:
                                  -------------------------------------
                                    (Duly Authorized Officer)



                              TORONTO STAR NEWSPAPERS

                              LIMITED



                              By:
                                  -------------------------------------
                                    (Duly Authorized Officer)



CP Doc #: 31478-1
February 12, 1997

                                  SCHEDULE "A"

                                  DEFINITIONS


In this Agreement, unless the subject matter or context is inconsistent therewith:

"Act" means the Business Corporations Act (Ontario) as amended or restated and any successor legislation of comparable effect;

"Advertising Credits" means a credit to purchase advertising from the Subscriber;

"Agreement" means this Subscription Agreement and all schedules annexed to this Agreement as the same may be amended from time to time in accordance with the provisions hereof or thereof; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular article or section; except where the context specifically requires, "Article" or "Section" means and refers to the specified article or section of this Agreement;

"Articles"  means the articles of amalgamation of Issuer dated January 9, 1997;

"Applicable Law" means any domestic or foreign statute, law, ordinance, rule, regulation, regulatory policy or guideline, by-law (zoning or otherwise) or Order that applies to Issuer, the Subsidiaries, the Business, the way the Business is carried on or to the Shares or Warrant;

"Assets" means all of the assets and undertaking of Issuer and the Subsidiaries, both tangible and intangible, including goodwill;

"Business" means collectively the businesses carried on by Issuer and the Subsidiaries including the maintenance of an internet website under the URL www.internetliquidators.com which offers consumer products for sale via credit card transactions through an auction and storefront mall format, for both retail and wholesale suppliers;

"Business Day" means any day of the week other than a Saturday, Sunday or statutory or civic holiday observed in Toronto, Ontario;

"Closing" means the issuance of the Shares and Warrant by Issuer to Subscriber and the completion of all other transactions contemplated in connection with the purchase of the Shares and Warrant;

"Closing Date" means February 12, 1997, or such other Business Day as the Parties agree in writing as the date on which the Closing is to take place;

"Closing Document" means any document delivered at or subsequent to the Closing Time as provided in or pursuant to, this Agreement;

"Closing Time" means 11:00 a.m. (Toronto time) on the Closing Date or such other time on that date as the Parties agree that the Closing shall take place;

"Confidential Information" means all information relating to either Party or to such Party's business, products, sales, customers, trade secrets, technology or financial position to which access is obtained or granted hereunder, which when disclosed to the other Party is marked or otherwise designated as confidential, provided, however, that Confidential Information shall not include any data or information which:

     (i)   is or becomes publicly available through no fault of the other Party;

     (ii) is already in the rightful possession of the other Party prior to its receipt from the other Party;

     (iii) is independently developed by the other Party;

     (iv) is rightfully obtained by the other Party from a third party not subject to an obligation of confidentiality;

     (v) is disclosed with the written consent of the Party whose information it is; or

     (vi)  is disclosed pursuant to court order or other legal compulsion;

"Convertible Security" means a security of Issuer convertible into or exchangeable for one or more Voting Securities of Issuer;

"Encumbrance" means any encumbrance of any kind whatever and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), adverse claim, or any other option, right or claim of others of any kind whatever affecting the Assets, Shares or Warrant, as applicable and any restrictive covenant or other agreement, restriction or limitation (registered or unregistered) on the Assets, Shares or Warrant, as applicable;

"Financial Disclosure Date" means final day reviewed by any of the Financial Statements and being December 31, 1996;

"Financial Statements" means the unaudited consolidated balance sheet of Issuer as at December 31, 1996 and the unaudited consolidated statement of loss of Issuer for the 12 month period ended December 31, 1996;

"Generally Accepted Accounting Principles" means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which any calculation or determination is required to be made in accordance with generally accepted accounting principles, and where the Canadian Institute of Chartered Accountants includes a recommendation in its Handbook concerning the treatment of any accounting matter, such recommendation shall be regarded as the only generally accepted accounting principle applicable to the circumstances that it covers;

"Generic Software" means mass-market software which is readily substitutable by the Business with minimum cost or interruption to the Business;

"Governmental Agency" means any domestic or foreign government whether federal, provincial, state or municipal and any governmental agency, authority, commission or instrumentality of any kind whatever;

"Information Record" means any statement contained in any press release, material change report, financial statement or other document of Issuer or any Subsidiary which has been or is publicly disseminated pursuant to any applicable securities laws prior to the Closing Time;

"Intellectual Property Rights" includes: (A) any and all proprietary rights provided under (i) patent law, (ii) copyright law, (iii) trade-mark law, (iv) design patent or industrial design law, (v) semi-conductor chip or mask work law, or (vi) any, other statutory provision or common law principle applicable to the Issuer, the Subsidiaries, the Business or Assets which may provide a right in either (a) ideas, formulae, algorithms, concepts, inventions or know-how generally, including trade law, or (b) the expression or use of such ideas, formulae, algorithm, concepts inventions or know-how; and (B) any and all applications, registrations, license, sub-licenses, franchise agreements or any other evidence of a right in any of the foregoing;

"Licence" means any licence, permit, approval, right, privilege, concession or franchise;

"ordinary course" when used in relation to the conduct by Issuer and the Subsidiaries of the Business means any transaction which constitutes an ordinary day-to-day business activity of Issuer and the Subsidiaries conducted in a commercially reasonable and businesslike manner consistent with the past practices of Issuer and the Subsidiaries;

"Order" means any order (draft or otherwise), judgment, injunction, decree, award or writ of any, court, tribunal, arbitrator, Governmental Agency or other Person;

"Parties" means Issuer and Subscriber collectively, and "Party" means any one of them;

"Person" shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any Governmental Agency or any other entity recognized by law;

"Permitted Encumbrances" means inchoate liens and all statutory liens, charges, obligations and encumbrances not required by law to be registered;

"Prime Rate" for any day means the rate of interest expressed as a rate per annum that The Royal Bank of Canada establishes at its head office in Toronto as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

"Regulatory Filings" means all material and reports filed, or required to be filed, with applicable securities regulatory authorities and any stock exchange on which the securities of the relevant body corporate are listed;

"Rights" means any options, rights, warrants or subscription privileges issued or granted by Issuer (whether or not currently exercisable or exercisable on conditions) to purchase Voting Securities or Convertible Securities of Issuer;

"Shares" means the 1,000,000 common shares in the capital stock of Issuer to be subscribed hereunder by Subscriber from Issuer;

"Subscription Price" has the meaning ascribed to that term in Section 2.2;

"Subsidiaries" means the bodies corporate listed in Schedule C, and "Subsidiary" means any one of them;

"Taxes" means all federal, provincial, local, foreign or other taxes, imposts, rates, levies, assessments and Government fees or dues lawfully levied, assessed or imposed against Issuer and the Subsidiaries or in respect of the Business, including income, premium, sales, excise, use, property, capital, goods and services, business transfer and value added taxes and custom and import duties and includes all interest, fines and penalties with respect thereto;

"Tax Returns" means all reports and returns filed or required to be filed by Issuer and the Subsidiaries in respect of Taxes;

"Technical Information" means all right, title and interest in and to all know-how of Issuer including


     (i) all information of a scientific, technical or business nature whether in oral, written, graphic, machine readable, electronic or physical form; and

     (ii) all patterns, plans, designs, research data, research plans, trade secrets and other proprietary know-how, processes, formulas, drawings, technology, computer software and related manuals, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures;

"Technology" means the Intellectual Property Rights and the Technical
Information;

"Voting Securities" means the common shares of Issuer and all other securities of Issuer of any kind or class having power to vote for the election of directors either under all circumstances or in certain circumstances or in certain events (whether such circumstances or events exist or have occurred); and

"Warrant" means the warrant for the purchase of common shares in the capital of the Issuer to be issued to Subscriber hereunder in the form set out in Schedule "N".

                                 SCHEDULE "B"

                             FINANCIAL STATEMENTS


Unaudited consolidated financial statements of Internet Liquidators International Inc. for the twelve month period ended December 31, 1996.

Incorporated by Reference. See Registration Statement (File No. 001-14835) on Form 20-F.

                                 SCHEDULE "C"

                                 SUBSIDIARIES


Internet Liquidators USA, Inc.

a.   Articles

     Articles of Incorporation dated May 6, 1996

b.   By-laws

     By-laws dated May 6, 1996

                                  SCHEDULE "D"

                        OUTSTANDING OPTIONS AND WARRANTS

I.  Option Holders:


                    Internet Liquidators International Inc.
                    ---------------------------------------



Optionee
                      No.  of   Date of Grant           Exercise      Expiry
                      Options                           Price         Date
------------------------------------------------------------------------------------
Paul Dodin             25, 000  February 29, 1996        $1.25     February 28, 1999
------------------------------------------------------------------------------------
Dr. Duncan
 Copeland              25, 000  February 29, 1996        $1.25     February 28, 1999
------------------------------------------------------------------------------------
Jeffrey Lymburner      25, 000  February 29, 1996        $1.25     February 28, 1999
------------------------------------------------------------------------------------
Christopher Lobb       25, 000  February 29, 1996        $1.25     February 28, 1999
------------------------------------------------------------------------------------
T.  Christopher
 Bulger               100, 000  February 29, 1996        $1.25     February 28, 1999
------------------------------------------------------------------------------------
Brent Bowes           100, 000  February 29, 1996        $1.25     February 28, 1999
------------------------------------------------------------------------------------
Rob Joynt              12, 500  February 29, 1996        $1.25     February 28, 1999
------------------------------------------------------------------------------------
Nathan Feedman         12, 500  February 29, 1996        $1.25     February 28, 1999
------------------------------------------------------------------------------------
Jeff Stephens           5, 000  February 29, 1996        $1.25     February 28, 1999
------------------------------------------------------------------------------------
Bruce Fowler            5, 000  February 29, 1996        $1.25     February 28, 1999
------------------------------------------------------------------------------------
Shannon McMahon         5, 000  February 29, 1996        $1.25     February 28, 1999
------------------------------------------------------------------------------------
Rose Szot               5, 000  February 29, 1996        $1.25     February 28, 1999
------------------------------------------------------------------------------------
HDL Capital
 Corporation          475, 000  May 1, 1996              $1.25      April 30, 1999
------------------------------------------------------------------------------------
Frank Clegg            50, 000  September 16, 1996       $0.99    September 15, 1998
------------------------------------------------------------------------------------

CP Doc #: 29918-1

                                 SCHEDULE "E"

                                  LITIGATION


As of the date hereof, there is currently no outstanding or contemplated litigation involving or that may involve Internet Liquidators International Inc.

                                 SCHEDULE "F"

                                   LICENSES


     INTERNET LIQUIDATORS INTERNATIONAL INC.
     THIRD PARTY SOFTWARE LICENCES PURCHASED
     TO JANUARY 30, 1997






             [confidential material filed separately with the SEC]




See attached papers.

CP 29729-1
March 23, 1999

                                  SCHEDULE "G"

                          MAJOR SHAREHOLDER INTERESTS



The following is a list of shareholders owning greater than 10% of the issued and outstanding shares in the capital of Internet Liquidators International
Inc.:

     Smythe Group Company      -  1,850,000 shares
     1184041 Ontario Inc.      -  1,812,500 shares



CP-29729-1
March 23, 1999

                                  SCHEDULE "H"

                               MATERIAL CONTRACTS


Product Suppliers:

List of Suppliers (as of January 30, 1997)

Draft Supplier Agreements (Four Versions)

Draft Marked-up Version of Agreement with W3 Edge Inc.


Service Supplier Agreements (as of January 30, 1997):

Agreement between RV Storage & Assembly Co. Ltd. and Internet Liquidators Inc. dated February 2, 1996.

Automated Shipping System Letter of Agreement between United Parcel Service and Internet Liquidators Inc. dated April 2, 1996.

Courier Service Agreement between Purolator Courier Ltd. and Internet Liquidators Inc. dated February 21, 1996.

Premium Finance Agreement between AIG Credit Corp. of Canada and Internet Liquidators International Inc. dated October 8, 1996.

Visa Agreement between the Bank of Nova Scotia and Internet Liquidators Inc. dated February 21, 1996.

Mastercard Agreement between the Bank of Montreal and Internet Liquidators Inc. dated March 13, 1996.

Credit Card Processing Agreement between First USA Merchant Services, Inc. and Internet Liquidators USA, Inc. dated July 17, 1996.

American Express Agreement between Amex Bank of Canada and Internet Liquidators Inc. dated July 20, 1996.

Employment Contractor Agreements:

Employment Agreement between Paul Godin and Internet Liquidators Inc. dated January 1, 1996

Employment Agreement between Jeffrey Lymburner and Internet Liquidators Inc. dated January 1, 1996.

Designated Insured Persons and Company Reimbursement Policy between Aetna and Internet Liquidators International, Inc. dated October 10, 1996.

Indemnity Agreement between Frank Clegg and Internet Liquidators International Inc. dated September 16, 1996.

Engagement Letter between HDL Capital Corporation Agreement and Internet Liquidators International Inc. dated August 22, 1996.


Toronto Star Newspapers Limited Agreements

Subscription Agreement dated February 12, 1997 between Toronto Star Newspapers Limited ("Torstar") and Internet Liquidators International Inc. ("IL").

Warrant certificate dated February 12, 1997 executed by IL evidencing the Warrant.

Shareholders' Agreement dated February 12, 1997 between Torstar, IL, 1184041 Ontario Inc. ("1184041") and the Smythe Group Company ("Smythe").

E-Commerce Services Agreement dated February 12, 1997 between Torstar and IL.

Master Preferred Escrow Agreement dated February 12, 1997 between Torstar, IL and Data Securities International, Inc.

IP Rights and Non-Competition Agreement dated February 12, 1997 between Torstar, IL, 1184041, Smythe, Paul Godin and Jeff Lymburner.


CP Doc #: 133607-1

                                 SCHEDULE "I"

                                 ENCUMBRANCES


Standard Mercantile Bancorp Limited Partnership re: Loan Agreement with Internet Liquidators International Inc. dated October 18, 196

General Security Agreement between Internet Liquidators International Inc. and Standard Mercantile Bancorp, Limited Partnership dated October 18, 1996.

Indenture of Guarantee between Internet Liquidators International Inc. and Standard Mercantile Bancorp, Limited Partnership dated October 18, 1996.



CP-29729-1
March 23, 1999

                                  SCHEDULE "J"

                          INTELLECTUAL PROPERTY RIGHTS



 .    see attached copy of letter from MacBeth & Johnson, Barristers &
     Solicitors, to Brent Bowes of Internet Liquidators Inc. dated August 29, 1996.

 .    IP Rights and Non-Competition Agreement between Toronto Star Newspapers
     Limited, Paul Godin, 1184041 Ontario Inc., Jeff Lymburner, Smythe Group Company and Internet Liquidators International Inc. made the 12th day of February, 1997. A copy of the agreement is contained in Schedule "H".

                                   SCHEDULE L

                         E-COMMERCE SERVICES AGREEMENT


Incorporated by reference.  See Exhibit 3.2.



CP-29729-1
March 23, 1999



CP Doc #: 133607-1

                                   SCHEDULE M

                            SHAREHOLDERS' AGREEMENT


Agreement has been terminated.

                                  SCHEDULE "N"


THIS WARRANT WILL BE VOID AND OF NO VALUE OR EFFECT UNLESS EXERCISED PRIOR TO THE EXPIRY TIME.


                         COMMON SHARE PURCHASE WARRANT

                    INTERNET LIQUIDATORS INTERNATIONAL INC.
                                (the "Company")
                    (Amalgamated under the laws of Ontario)


No. TS-1

Right to Purchase Common Shares

THIS IS TO CERTIFY that for value received, Toronto Star Newspapers Limited ("Torstar"), the registered holder hereof, is entitled to exercise its rights under this Warrant, in whole or in part, at any time, and from time to time, from 9:00 a.m. (Toronto time) February 12, 1997 (the "Effective Date") to 4:00 p.m. (Toronto time) January 30, 1998 (the "Expiry Time"), to purchase 500,000 fully paid and non-assessable common shares without par value in the capital of the Company as provided below (the "Common Shares"), as such Common Shares are presently constituted, upon and subject to the terms and conditions hereinafter referred to and at a subscription price as provided below (the "Exercise Price"):

36.          The Exercise Price for each Common Share shall be Cdn. $1.25 per
      Common Share.

37. The Exercise Price to be paid by Torstar to the Company under this Warrant will be paid in cash.

38. Transfer taxes and other taxes related to the issuance of Common Shares pursuant to the exercise of this Warrant, if any, and other ancillary expenses related to the issuance of such Common Shares shall be paid by the Company.

39. If at any time there shall be a reclassification of the Common Shares outstanding at any time or change of the Common Shares into other shares or securities, or any other capital reorganization affecting the Common Shares, or a consolidation, amalgamation or merger of the Company with or into any other corporation (other than a consolidation, amalgamation or merger which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares or securities), or a transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity (any of such events being called a "Capital Reorganization"), Torstar shall be entitled to receive upon the exercise of the Warrant, and shall accept for the same aggregate consideration, in lieu of the number of Common Shares to which it was theretofore entitled upon the exercise of the Warrant, the kind and amount of shares or other securities or property which it would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, it had been the registered holder of the number of Common Shares to which it was theretofore entitled upon such exercise. If determined appropriate by the Company, appropriate adjustments shall be made as a result of any such Capital Reorganization in the application of the provisions set forth in this paragraph with respect to the rights and interests thereafter of Torstar to the end that the provisions set forth in this paragraph with respect to the rights and interests thereafter of Torstar to the end that the provisions set forth in this paragraph shall thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or of the property thereafter deliverable upon the exercise of the Warrant.

40. The right to purchase Common Shares in the capital of the Company may only be exercised by Torstar within the time hereinbefore set out by:

      (1) duly completing in the manner indicated and executing the subscription form annexed hereto, and

      (2) surrendering this Warrant to the Company, at its registered office in Toronto, together with a certified cheque payable to the order of the Company at par for the subscription price of the Common Shares subscribed for.

41. Subject to the terms and conditions of this Warrant, upon such surrender and payment, Torstar shall be deemed for all purposes the holder of record of such Common Shares and the Company covenants that it will (subject to the provisions of this Warrant) cause a certificate or certificates representing such Common Shares to be personally delivered to Torstar at the address specified in such subscription form or if no specification is made then to the address appearing in the register of warrants maintained by the Company pursuant to this Warrant.

42. Torstar may subscribe for and purchase any lesser number of whole Common Shares than the number of Common Shares purchasable under this Warrant and in such event shall be entitled to receive a new Warrant in respect of the balance of the Common Shares purchasable under this Warrant not then subscribed for and purchased. To the extent that this Warrant confers the right to purchase a fraction of a Common Share, the Company shall not be required to issue such fractional Common Shares.

43. The holding of this Warrant shall not constitute Torstar a shareholder of the Company or entitle Torstar to any right or interest in respect thereof except as herein expressly provided.

44. This Warrant may be transferred or assigned by Torstar to any entity of which Torstar owns or has the right to acquire, whether directly or indirectly, 50.1% or more of the outstanding securities entitled to vote for the election of directors (or equivalent governing body) of such entity provided Torstar complies with the Securities Act (Ontario) and the Regulations thereunder, failing which any transfer or assignment shall be null and void.

45. In case this Warrant shall become mutilated or be lost, destroyed or stolen, the Company, in the reasonable exercise of its discretion, may issue a new Warrant of like date and tenor as the one mutilated, lost, destroyed or stolen in exchange for and in place of, and upon surrender and cancellation of such mutilated Warrant or in lieu of and in substitution for such lost, destroyed or stolen Warrant, and the substituted Warrant shall be in like form and shall be entitled to like benefits herewith.

46. The applicant for the issue of a new Warrant pursuant to the above paragraph shall bear the cost of the issue thereof and in case of loss, destruction or theft shall, as a condition precedent to the issue thereof, furnish to the Company such evidence of ownership and of the loss, destruction or theft of the Warrant so lost, destroyed or stolen as shall be satisfactory to the Company in the reasonable exercise of its discretion and such applicant may also be required to furnish an indemnity in amount and form satisfactory to the Company in the reasonable exercise of its discretion, and shall pay the reasonable charges of the Company in connection therewith.

47. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada and the parties hereby irrevocably attorn to the exclusive jurisdiction of the Courts of the Province of Ontario in respect of the subject matter hereof (excluding any provisions that would result in the application of the laws of another jurisdiction).

IN WITNESS WHEREOF the Company has caused this Warrant to be signed by its duly authorized officers as of the 12th day of February, 1997.



                                          INTERNET LIQUIDATORS
                                          INTERNATIONAL INC.


                                          By:
                                             ---------------------------------
                                               (Duly Authorized Officer)


                                          By:
                                             ---------------------------------
                                               (Duly Authorized Officer)

                               SUBSCRIPTION FORM


TO:  INTERNET LIQUIDATORS INTERNATIONAL INC. (the "Company")


     The undersigned registered holder of the within Warrant hereby exercises the right to purchase and hereby subscribes for such number of Common Shares without par value in the capital of the Company at the subscription price per share in effect on the date hereof according to the terms of the within Warrant and herewith makes payment of the subscription price in full for the said number of Common Shares. Such Common Shares are to be issued as follows:


             Name                  Address in Full                 Number of Shares/%
             ----                  ---------------                 ------------------


     DATED this ____ day of ____________, 19____.

                                    TORONTO STAR NEWSPAPERS LIMITED


                                    By:
                                        ---------------------------------
                                         (Duly Authorized Officer)

                                    Address in Full:



CP Doc #: 31477-1
February 12, 1997